Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADCOM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2617337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1320 Ridder Park Drive

San Jose, California 95131

(Address of Principal Executive Offices including Zip Code)

CA, Inc. 2011 Incentive Plan, as amended and restated as of November 5, 2018

Avago Technologies Limited 2009 Equity Incentive Award Plan

Broadcom Corporation 2012 Stock Incentive Plan

(Full title of the plans)

Mark Brazeal

Rebecca Boyden

c/o Broadcom Inc.

1320 Ridder Park Drive

San Jose, California 95131

(408) 433-8000

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

David C. Karp

Ronald C. Chen

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001 per share, of Broadcom Inc., a Delaware corporation:
Outstanding restricted stock units and restricted stock awards under the CA 2011 Plan, as amended and restated as of November 5, 2018 (the “CA 2011 Plan”)	1,268,503(2)	$216.28(3)	$274,351,829	$33,251.44
Avago Technologies Limited 2009 Equity Incentive Award Plan (the “Avago 2009 Plan”)	6,000,000	$216.28(3)	$1,297,680,000	$157,278.82
Broadcom Corporation 2012 Stock Incentive Plan (the “Broadcom 2012 Plan”)	12,195,965	$216.28(3)	$2,637,743,310	$319,694.49
Total	19,464,468		$4,209,775,139	$510,224.75

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may from time to time be offered or issued to prevent dilution from share dividends, share splits, recapitalizations or similar transactions.

(2)

Represents (a) 398,995 shares of common stock, par value $0.001 per share of the Registrant (“Shares”) issuable pursuant to restricted stock units under the CA 2011 Plan and (b) 869,508 Shares subject to restricted stock awards under the CA 2011 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on October 30, 2018 of $216.28.

EXPLANATORY NOTE

On July 11, 2018, Broadcom Inc. (“Broadcom” or the “Registrant”), Collie Acquisition Corp. (“Merger Sub”) and CA, Inc. (“CA”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into CA, with CA continuing after the Merger as the surviving corporation and a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, at the Effective Time, among other things, the Registrant assumed the CA, Inc. 2011 Incentive Plan, as amended and restated as of November 5, 2018 (the “Assumed Plan”) and certain restricted stock unit awards, performance share unit awards and restricted stock awards granted under the Assumed Plan (the “Assumed Awards”). The Assumed Awards are subject to the same terms and conditions that were applicable to them under the Assumed Plan, except that (i) the Assumed Awards relate to shares of common stock of the Registrant, (ii) the number of shares of common stock of the Registrant subject to the Assumed Awards was the result of an adjustment based upon an Equity Award Exchange Ratio (as defined in the Merger Agreement) and (iii) the performance share unit awards were converted into adjusted restricted stock unit awards, which are no longer subject to any performance based vesting conditions. The aggregate number of shares of common stock of the Registrant to be subject to such Assumed Awards will be 1,268,503. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

In addition to the shares of common stock being registered under the Assumed Plan, the Registrant is hereby registering an additional (i) 6,000,000 shares of common stock under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “Avago 2009 Plan”), which are currently available for issuance under the Avago 2009 Plan due to an automatic annual increase provision in the Avago 2009 Plan, and (ii) 12,195,965 shares of common stock under the Broadcom 2012 Stock Incentive Plan (the “Broadcom 2012 Plan”), which will be available for issuance under the Broadcom 2012 Plan on January 1, 2019 due to an automatic annual increase provision in the Broadcom 2012 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Broadcom Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Registration of Additional Securities

By a registration statement on Form S-8 filed with the SEC on February 2, 2016, File No. 333-209331 (the “February 2016 Registration Statement”), Broadcom Limited, the Registrant’s predecessor, registered an aggregate of 32,761,012 ordinary shares, no par value, of Broadcom Limited (“Ordinary Shares”) issuable under the Avago 2009 Plan and 79,306,533 Ordinary Shares issuable under the Broadcom 2012 Plan. The February 2016 Registration Statement also registered an aggregate of 641,508 Ordinary Shares issuable under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan,” and together with the Executive Plan, the “Prior Plans”), which shares become available for issuance under the Avago 2009 Plan to the extent awards under the Prior Plans were forfeited or lapsed unexercised and the underlying Ordinary Shares were not issued under the Prior Plans. In addition, by a registration statement on Form S-8 filed with the SEC on December 23, 2016, File No. 333-215291 (the “December 2016 Registration Statement”), Broadcom Limited registered an additional 6,000,000 Ordinary Shares issuable under the Avago 2009 Plan and 12,195,965 Ordinary Shares issuable under the Broadcom 2012 Plan. By a registration statement on Form S-8 filed with the SEC on November 17, 2017, File No. 333-221654 (the “November 2017 Registration Statement”), Broadcom Limited registered an additional 6,000,000 Ordinary Shares issuable under the Avago 2009 Plan and 12,195,965 Ordinary Shares issuable under the Broadcom 2012 Plan. The February 2016 Registration Statement, the December 2016 Registration Statement and the November 2017 Registration Statement, each as amended, are referred to as the “Prior Registration Statements”). In connection with the Registrant’s redomiciliation from the Republic of Singapore to Delaware, the Registrant assumed Broadcom Limited’s obligations in connection with awards granted under Broadcom Limited’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of shares of the Registrant’s common stock rather than Ordinary Shares. On April 4, 2018, the Registrant filed post-effective amendments to each of the Prior Registration Statements, pursuant to which the Registrant expressly adopted each of the Prior Registration Statements as its own for purposes of the Securities Act and Exchange Act. The Prior Registration Statements are currently effective.

The Registrant is hereby registering an additional (i) 6,000,000 shares of common stock under the Avago 2009 Plan, which are currently available for issuance under the Avago 2009 Plan due to an automatic annual increase provision in the Avago 2009 Plan, and (ii) 12,195,965 shares of common stock under the Broadcom 2012 Plan, which will become available for issuance under the Broadcom 2012 Plan on January 1, 2019 due to an automatic annual increase provision in the Broadcom 2012 Plan.

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference in this Registration Statement on Form S-8.

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Annual Report of Broadcom Limited and Broadcom Cayman L.P. on Form 10-K for the fiscal year ended October 29, 2017, filed with the SEC on December 21, 2017;

(b)	Quarterly Report of Broadcom Limited and Broadcom Cayman L.P. on Form 10-Q for the quarterly period ended February 4, 2018, filed with the SEC on March 15, 2018;

(c)	Quarterly Report of Broadcom Inc. on Form 10-Q for the quarterly period ended May 6, 2018, filed with the SEC on June 14, 2018;

(d)	Quarterly Report of Broadcom Inc. on Form 10-Q for the quarterly period ended August 5, 2018, filed with the SEC on September 13, 2018;

(e)

Broadcom Limited’s and Broadcom Cayman L.P.’s Current Reports on Form 8-K filed with the SEC on November 2, 2017, November 6, 2017, November 17, 2017, December 6, 2017, January 31, 2018, February 5, 2018, February 9, 2018, February 12, 2018, February 15, 2018, March 14, 2018, March 15, 2018, March 23, 2018, and April 4, 2018;

(f)

Broadcom Inc.’s Current Reports on Form 8-K filed with the SEC on March 23, 2018, March 26, 2018, April 4, 2018, April 9, 2018, April 12, 2018, April 30, 2018, June 7, 2018, July 12, 2018, August 24, 2018, September 6, 2018, September 7, 2018, October 12, 2018 and November 5, 2018; and

(g)

The description of Broadcom Inc.’s common stock which is contained in Broadcom Inc.’s Current Report on Form 8-K filed on April 4, 2018 pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The amended and restated certificate of incorporation of the Registrant (the “Certificate of Incorporation”) provides that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

The Registrant has also entered into certain indemnification agreements with its directors and officers. The indemnification agreements provide the Registrant’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Certificate of Incorporation, the amended and restated bylaws of the Registrant or otherwise.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits herein.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT

4.1	CA, Inc. 2011 Incentive Plan, as amended and restated as of November 5, 2018

4.2	Avago Technologies Limited 2009 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 5 to Avago Technologies Limited’s Registration Statement on Form S-1 (File No. 333-153127) filed on July 27, 2009)

4.3	Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to Broadcom Corporation’s Annual Report on Form 10-K (File No. 000-23993) filed on January 29, 2015)

4.4	Amendment to Broadcom Corporation 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.49 to Broadcom Limited’s Annual Report on Form 10-K (File No. 001-37690) filed on December 23, 2016)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 5th day of November 2018.

BROADCOM INC.

By:	/s/ Thomas H. Krause, Jr.
Thomas H. Krause, Jr. Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Thomas H. Krause, Jr. and Mark Brazeal, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2018
Hock E. Tan

/s/ Thomas H. Krause, Jr.	Chief Financial Officer (Principal Financial Officer)	November 5, 2018
Thomas H. Krause, Jr.

/s/ Kirsten Spears	Corporate Controller (Principal Accounting Officer)	November 5, 2018
Kirsten Spears

/s/ James V. Diller	Chairman of the Board of Directors	November 5, 2018
James V. Diller

/s/ Gayla J. Delly	Director	November 5, 2018
Gayla J. Delly

/s/ Lewis C. Eggebrecht	Director	November 5, 2018
Lewis C. Eggebrecht

/s/ Eddy W. Hartenstein	Director	November 5, 2018
Eddy W. Hartenstein

/s/ Check Kian Low	Director	November 5, 2018
Check Kian Low

/s/ Donald Macleod	Director	November 5, 2018
Donald Macleod

/s/ Peter J. Marks	Director	November 5, 2018
Peter J. Marks

/s/ Henry Samueli	Director	November 5, 2018
Henry Samueli